Exhibit 99.1
SELLAS Life Sciences Reports First Quarter 2024 Financial Results and Provides Corporate Update

- Announced Independent Data Monitoring Committee’s (IDMC) Recommendation to Continue the Phase 3 REGAL Study in Patients with Acute Myeloid Leukemia (AML) Without Modifications: IDMC to Reconvene in June -

- Completed Enrollment in Phase 3 REGAL Study of Galinpepimut-S -

- Announced Positive Phase 2 Data of SLS009 Demonstrating 100% Response Rate in r/r AML Patients with ASXL1 Mutation at 30 mg BIW Dose and 62% Anti-Leukemic Activity Across All Dose Levels; Additional Data Expected in the Second and Third Quarter 2024 -

NEW YORK, NY May 14, 2024 -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.
“SELLAS had a very productive and successful first quarter of 2024,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “We reported strong preliminary data from the Phase 2a study of SLS009 in r/r AML showing high anti-leukemic activity in the selected optimal dose regimen of 30 mg BIW, including a 100% response rate in patients with ASXL1 mutation. Based on these results we are expanding the cohort to participants bearing the ASXL1 mutation. This mutation is prevalent in AML, as well as solid tumors including colon cancer, and is associated with poor prognosis. We strongly believe in SLS009’s potential and hope to deliver its promise to this heavily pretreated, underserved patient population. The data thus far are indeed extremely encouraging both in terms of safety and efficacy.”
Dr. Stergiou continued: “We are also excited with the ongoing progress in the Phase 3 REGAL study of GPS. Based on its recent efficacy and safety assessment, the IDMC recommended the trial continue without modification. We look forward to the next IDMC meeting, scheduled for June, during which the Committee will review data from all enrolled 127 patients and the most recent information regarding the number of events required for triggering the interim analysis. Furthermore, with the recent financing, we were able to strengthen our balance sheet as we expect further significant catalysts throughout 2024.”
Pipeline Highlights
Galinpepimut-S (GPS): Wilms Tumor-1 (WT1) targeting immunotherapeutic
Phase 3 REGAL study in AML: Reached planned enrollment of patients in the United States, Europe, and Asia, following the predetermined statistical analysis plan. The IDMC conducted a prespecified risk-benefit assessment of unblinded data from the study and has recommended that the trial continue without modifications. The IDMC scheduled its next meeting in June 2024 to review the safety and efficacy data from all enrolled 127 patients.

SLS009: highly selective and specific CDK9 inhibitor
Announced Positive Phase 2 Data of SLS009 in r/r AML: The preliminary data showed 62% and 67% anti-leukemic activity at all dose levels and in the 30 mg BIW cohort, respectively, with a favorable safety profile. A 100% overall response rate (CR/CRi/MLFS) was achieved in patients with ASXL1 mutation in the 30 mg BIW cohort to date. Enrollment is ongoing at the 30 mg BIW cohort with ASXL1 mutation.
IP Protection: Based on the SLS009 efficacy data in r/r AML patients with ASXL1 mutation, SELLAS filed a provisional patent application. The ASLX1 mutations are associated with poor prognosis in all myeloid diseases, owing to the reduced response to the current treatment options.
Phase 1b/2 clinical trial in combination with BTK inhibitor, Brukinsa® (zanubrutinib), in r/r DLBCL: GenFleet Therapeutics (Shanghai), Inc. entered into a clinical trial collaboration and supply agreement with BeiGene Switzerland GmbH and dosed the first patient in March 2024. The trial is an open-label single-arm multicenter Phase 1b/2 study to be conducted in two parts. In the Phase 1b portion, 6-18 patients will be enrolled and in the Phase 2 portion, approximately 45 patients will be enrolled. This study is being conducted in China and is funded by GenFleet which intends to focus on DLBCL as its lymphoma target with SLS009.
National Institute of Health PIVOT program in Pediatric Tumors: The program in multiple pediatric cancer indications continues in collaboration with the National Cancer Institute (NCI). Initial safety and efficacy data are expected to be reported throughout 2H 2024.
Financial Results for the First Quarter 2024:
R&D Expenses: Research and development expenses for the quarter ended March 31, 2024 were $5.1 million, compared to $7.2 million for the same period in 2023. The decrease was primarily due to the timing of a clinical drug supply purchase in the prior period and decreases in consultants, personnel related expenses due to changes in headcount, and licensing fees.
G&A Expenses: General and administrative expenses for the first quarter of 2024 were $4.5 million, as compared to $4.1 million for the same period in 2023. The slight increase was primarily attributed to the initial recognition of a one-time severance charge in the first quarter of 2024, partially offset by decreases in outside services and public company costs and other personnel related expenses.
Net Loss: The net loss was $9.6 million for the first quarter of 2024, or a basic and diluted loss per share of $0.21, as compared to a net loss of $11.1 million for the first quarter of 2023, or a basic and diluted loss per share of $0.47.
Cash Position: As of March 31, 2024, cash and cash equivalents totaled approximately $18.4 million.
About SELLAS Life Sciences Group, Inc.
SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (formerly GFH009), a small molecule, highly selective CDK9 inhibitor, which is licensed from GenFleet Therapeutics (Shanghai), Inc., for all therapeutic and diagnostic uses in the world outside of Greater China. For more information on SELLAS, please visit www.sellaslifesciences.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the GPS clinical development program and the timing for achievement of milestones. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 28, 2024 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.
Investor Contact
Bruce Mackle
Managing Director
LifeSci Advisors, LLC
SELLAS@lifesciadvisors.com

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$5,111	$7,174
General and administrative	4,534	4,107
Total operating expenses	9,645	11,281
Loss from operations	(9,645)	(11,281)
Non-operating income:
Change in fair value of warrant liability	—	2
Interest income	79	182
Total non-operating income	79	184
Net loss	$(9,566)	$(11,097)

Per share information:
Net loss per common share, basic and diluted	$(0.21)	$(0.47)
Weighted-average common shares outstanding, basic and diluted	44,812,996	23,547,562

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$18,415	$2,530
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	2,986	542
Total current assets	21,501	3,172
Operating lease right-of-use assets	747	858
Goodwill	1,914	1,914
Deposits and other assets	272	275
Total assets	$24,434	$6,219
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,407	$5,639
Accrued expenses and other current liabilities	6,542	7,650
Operating lease liabilities	488	446
Total current liabilities	14,437	13,735
Operating lease liabilities, non-current	313	460
Total liabilities	14,750	14,195
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; Series A convertible preferred stock, 17,500 shares designated; no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 350,000,000 shares authorized, 56,267,670 and 32,132,890 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	5	3
Additional paid-in capital	236,489	209,265
Accumulated deficit	(226,810)	(217,244)
Total stockholders’ equity (deficit)	9,684	(7,976)
Total liabilities and stockholders’ equity (deficit)	$24,434	$6,219